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Exhibit 10(ar)

PERSONAL AND CONFIDENTIAL

October 31, 2002

Daniel S. Messina
545 Highland Street
Wethersfield, CT 06109

Re: Severance Agreement

Dear Dan:

        As you know, we have discussed the termination of your employment with Magellan Health Services, Inc. ("Magellan"), effective November 30, 2002. Set forth below are the details of your separation and information regarding your benefits.

1.
Your employment with Magellan will terminate on November 30, 2002 ("Termination Date"). Provided that your employment is not terminated for cause prior to the Termination Date, Magellan will pay you a lump sum payment equal to thirteen months of your current annual salary. This payment will be made on December 1, 2002. In addition, you will be paid your accrued and unused PTO pay. If you die before Magellan has made all of these payments, Magellan shall make these payments to your estate.

2.
In addition to the payments set forth above, Magellan will reimburse you for the cost of leasing your current apartment in Columbia, Maryland for the months of November and December 2002. Magellan will also reimburse your moving expenses from Columbia, Maryland to Connecticut, up to a maximum of $5,000.

3.
The following benefits will terminate upon the end of the month in which your termination occurs:

(i)
health insurance;

(ii)
dental insurance;

(iii)
vision insurance;

(iv)
Group Universal life insurance;

(v)
dependent life insurance;

(vi)
accidental death and dismemberment.

        COBRA coverage may be elected to continue your health, dental, and vision insurance. If you elect COBRA coverage, you pay the previous contribution rate for such coverage during the 12 months following the Termination Date.

4.
The following benefits will cease as of your Termination Date:

(i)
participation in Magellan's 401(k) Plan;

(ii)
participation in Flexible Spending Accounts ("FSAs"), although you may continue to receive reimbursement from your FSA balances for expenses incurred prior to your Termination Date by submitting the appropriate invoices and receipts up to sixty (60) days past the date of the Termination Date. In the alternative, you may elect, under COBRA, to continue a Health Care FSA through the end of the current calendar year. Any contributions made to the Health Care FSA after your Termination Date must be made with after-tax dollars.

(iii)
short term and long term disability coverage;

(iv)
PTO accrual;

  (v)
  Employer paid portion of life insurance;

  (vi)
  Participation in Magellan's Employee Stock Purchase plan. Any contributions you made to the stock purchase plan prior to the Termination Date will be refunded unless such date occurs during the calendar month in which the last day of the offering period occurs. In that case, your payroll deductions will be used to purchase shares on the last day of the offering period.

5.
Any stock option or other stock-based compensation plan will be governed by the terms of such plans (and any related stock option or similar agreements) and the portion or portions, of any bonus or other cash incentive compensation relating to you that may have been accrued on Magellan's books through the date of termination will be paid to you in accordance with the applicable plan.

6.
Magellan agrees to release you from any and all claims or demands that it may presently have known or unknown against you. Further, Magellan covenants not to sue or bring any legal or administrative claim against you, presently known or unknown, which it may presently have against you.

7.
The compensation and benefits that Magellan is offering to you, as outlined above, are in excess of the compensation and/or benefits that you would normally receive upon separation from Magellan. In return for this additional compensation and benefits, you agree as follows:

a.
Except as expressly provided below, you agree to release Magellan, its directors, officers, agents, employees, parent corporation, corporate affiliates and successors from any and all claims or demands that you may presently have known or unknown against them. This includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended; the Vocational Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Older Workers Benefit Protection Act of 1990 and all other federal, state and local laws. Magellan, its directors, officers, agents, employees, parent, and corporate affiliates expressly deny that they have any liability to you, and this agreement should not be construed as an admission of such liability. You are advised to consult with an attorney before signing this agreement. The parties acknowledge and agree that nothing herein shall be construed to waive or release any right or claim you may have pursuant to: (i) any 401K or other retirement or benefit plan which you were vested in; (ii) to any disability benefits claimed by you on or prior to the Termination Date; (iii) enforcement of any provision contained in your Employment Agreement dated as of June 18, 2001 ("Employment Agreement"), which arose on or before the Termination Date, or under this Agreement; (iv) for any workers compensation benefits for injuries sustained by you on or before the Termination Date; (v) pursuant to any option to purchase shares of Magellan stock which has been granted to you, and or (vi) any claims for indemnification for actions taken as an officer, director or employee of Magellan pursuant to any indemnification provisions contained in any agreement between you and Magellan, pursuant to the charter documents or bylaws of Magellan, or pursuant to pursuant to common law.

b.
You also agree to waive and relinquish all rights and benefits afforded under any applicable federal, state or local law which provides in substance that a release shall not extend to claims or injuries which are unknown or unsuspected to exist at the time the release is executed.

c.
Nothing in this letter shall be construed to mean that you are prevented or prohibited from seeking unemployment benefits.

8.
You agree that you will not express yourself or act in any manner, which would be detrimental to the best interests of Magellan. You agree that, except as may be required by law, you will not make negative reference to the character, quality or propriety of Magellan's personnel or business operations.

9.
Magellan agrees not to make disparaging remarks concerning you to any individual and/or entity. Magellan corporate policy requires that all job references regarding current or former employees of Magellan be directed to its Human Resources department. The only job references provided to prospective employers, or any other third parties regarding former employees are limited to the employee's dates of employment and position(s). Any agent or employee of Magellan who provides a job reference that is not limited to the employee's dates of employment and position(s) does so in his or her individual capacity and is acting outside the scope of his or her authority and responsibilities.

10.
The Employment Agreement and the provisions included in this letter constitute the entire agreement between yourself and Magellan and supersede any other existing agreement(s) between yourself and Magellan, which include current and former parent, affiliate and subsidiary companies or organizations related to such entities. No other subsequent agreement shall have any force or effect unless it is reduced to writing and signed by both parties. Please remember that you have continuing obligations to Magellan pursuant to Sections 8, 9 and 10 of the Employment Agreement. With respect to Section 8(b), however, the non-competition obligation will terminate 13 months following the Termination Date.

11.
You will have twenty-one (21) days from the date of this agreement in which to review this proposed agreement. You may return it sooner if you would like. After you sign this agreement, you will have seven (7) days in which to revoke it in writing, in which case you will not be entitled to receive any severance pay and other benefits.

We wish you well in your future endeavors.

Sincerely,

Henry T. Harbin, M.D.
Chairman of the Board

I AGREE THAT I HAVE READ THE RELEASE, HAVE HAD SUFFICIENT TIME TO REVIEW CAREFULLY THE CONTENTS THEREOF, UNDERSTAND THE CONTENTS THEREOF, HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE IT REVIEWED BY MY OWN COUNSEL, FREELY AND VOLUNTARY ASSENT, TO ALL THE TERMS AND CONDITIONS THEREOF, AND SIGN THE SAME AS MY OWN FREE ACT.

Daniel S. Messina

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  Exhibit 10(ar)